UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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EQUITY RESIDENTIAL
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NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS
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Dear Shareholder:

     You are cordially invited to attend Equity Residential’s 2006 Annual Meeting of Shareholders. This year’s meeting will be held on Thursday, May 25, 2006, at 1:00 p.m., at One North Franklin Street, Third Floor, Chicago, Illinois, at which time shareholders of record at the close of business on March 31, 2006, will be asked to:

(1)	elect all trustees to a one-year term;

(2)	ratify our selection of Ernst & Young LLP as our independent auditor for 2006; and

(3)	consider any other business properly brought before the meeting.

     Your vote is very important. Whether or not you attend the meeting in person, I urge you to promptly vote your proxy as soon as possible by the Internet, by telephone or by mail using the enclosed postage-paid reply envelope. If you decide to attend the meeting and vote in person, you will, of course, have that opportunity.

     Thank you for your continued support of Equity Residential.

Sincerely,

Bruce C. Strohm Executive Vice President, General Counsel and Secretary

Two North Riverside Plaza
Chicago, Illinois 60606
April 17, 2006

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TABLE OF CONTENTS
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EQUITY RESIDENTIAL
Two North Riverside Plaza
Chicago, Illinois 60606

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PROXY STATEMENT
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     This Proxy Statement contains information related to the Annual Meeting of Equity Residential (“Equity Residential” or the “Company”), which will be held on Thursday, May 25, 2006, at 1:00 p.m., at One North Franklin Street, Third Floor, Chicago, Illinois.

ABOUT THE ANNUAL MEETING

What is the Purpose of the Annual Meeting?

     At the Annual Meeting, shareholders will vote on the following proposals: Proposal 1 – the election of all trustees to a one-year term; and Proposal 2 – the ratification of the Company’s selection of Ernst & Young LLP (“Ernst & Young”) as its independent auditor for the fiscal year ending December 31, 2006.

     We sent you these proxy materials because our Board of Trustees (the “Board”) is requesting that you allow your common shares to be represented at the meeting by the proxies named in the enclosed proxy card (or, if you receive this document electronically, the accompanying proxy instructions). This Proxy Statement contains information that we are required to provide you under the rules of the Securities and Exchange Commission (“SEC”) and that is designed to assist you in voting your shares. On April 17, 2006, we began mailing these proxy materials to all shareholders of record at the close of business on March 31, 2006. Equity Residential has hired MacKenzie Partners, Inc. to assist in distributing and soliciting proxies and will pay approximately $8,000 plus expenses for these services.

Who Is Entitled to Vote?

     You will be entitled to vote your shares on each of the proposals if you held your shares as of the close of business on March 31, 2006 (the “Record Date”). Each of the shares outstanding on that date is entitled to one vote on the proposals. As of the record date, a total of 291,244,226 common shares were outstanding and entitled to vote.

What Is Required to Hold the Meeting?

     The presence at the meeting in person or by proxy of the holders of a majority of the common shares outstanding on the Record Date will constitute a quorum permitting business to be conducted at the meeting. If you have returned valid proxy instructions (in writing, by phone or by Internet) or attend the meeting and vote in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting on any or all matters introduced at the meeting.

How Do I Vote?

     Your vote is important. Shareholders can vote in person at the Annual Meeting or by proxy. Most shareholders have a choice of voting by Internet, using a toll-free telephone number or completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to see which options are available to you. If you vote by Internet or telephone, you do NOT need to return your proxy card.

     If you vote by proxy, the individuals named on the proxy card as representatives will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for trustee and whether your shares should be voted for or against the other proposal.

What Are the Board’s Recommendations?

     If no instructions are indicated on your valid proxy, the representatives holding proxies will vote in accordance with the recommendations of the Board. The Board recommends a vote:

  FOR the election of each of the nominees for trustee; and
  FOR the ratification of the selection of Ernst & Young as the Company’s independent auditor.

     With respect to any other matter that properly comes before the meeting or any adjournment or postponement thereof, the representatives holding proxies will vote as recommended by the Board, or if no recommendation is given, in their own discretion.

Can I Revoke or Change My Proxy?

     Yes, you may change or revoke your proxy at any time before the meeting by timely delivery of a properly executed, later-dated proxy (including an Internet or phone vote) or by voting in person at the Annual Meeting. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, but attendance at the meeting will not by itself revoke a previously granted proxy.

How Can I Manage the Number of Annual Reports I Receive?

     Our 2005 Annual Report and financial statements have been mailed to shareholders with this Proxy Statement. If you share an address with any of our other shareholders, your household might receive only one copy of these documents. To request individual copies for each shareholder in your household, please contact Equity Residential – Investor Relations, at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606 (toll-free number: 1-888-879-6356). To ask that only one set of the documents be mailed to your household, please contact your bank, broker or other nominee or, if you are a shareholder of record, please call our transfer agent, Computershare Trust Company, N.A., toll-free at 1-800-733-5001.

GOVERNANCE OF THE COMPANY

Board of Trustees

     Our business and affairs are managed under the direction of the Board of Trustees, which presently consists of eleven members. Members of the Board are kept informed of the Company’s business through discussions with the Chairman, the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Board members have complete access to the Company’s management team and the independent auditor.

     The Board and each of the key committees – Audit, Compensation and Corporate Governance – also have authority to retain, at the Company’s expense, outside counsel, consultants or other advisors in the performance of their duties. The Company’s Guidelines on Governance require that a majority of the trustees be independent within the meaning of the New York Stock Exchange (“NYSE”) listing standards.

     Charters for the Audit, Compensation and Corporate Governance Committees and the Company’s Guidelines on Governance and Code of Ethics and Business Conduct may be viewed on the Company’s website at www.equityresidential.com under the Investor Relations section. The Audit Committee Charter is also attached as Appendix A. In addition, the Company will mail copies of the Committee charters, the Guidelines on Governance and the Code of Ethics and Business Conduct to shareholders upon their written request to Equity Residential at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: General Counsel and Secretary.

Corporate Governance

     The Company is dedicated to establishing and maintaining the highest standards of corporate governance. The Board has implemented many corporate governance measures over the past several years designed to serve the long-term interests of our shareholders and further align the interests of trustees and management with those of our shareholders, including:

  declassifying the Board to provide for annual election of all trustees increasing the overall independence and diversity of the Board appointing a Lead Trustee
  establishing share ownership guidelines for senior officers of the Company and for trustees amending the Company’s Declaration of Trust to remove a potential anti-takeover defense

     Lead Trustee. The Company’s Lead Trustee is Sheli Z. Rosenberg who, as an independent trustee, acts in a lead capacity to coordinate the other independent trustees, consults with the CEO on Board agendas, chairs the executive sessions of the non-management trustees and performs such other functions as the Board may direct. Ms. Rosenberg has been a trustee of the Company since our initial public offering in 1993 and brings to her role as Lead Trustee over thirty-five years of experience as an attorney and board member of public companies in an array of businesses.

     Executive Sessions. Pursuant to the Company’s Guidelines on Governance, the non-management trustees meet in separate executive sessions at least three times a year, with at least one such session including only the independent trustees, and as otherwise determined by the Lead Trustee. The independent trustees held four executive sessions in 2005.

     Code of Ethics and Business Conduct. The Board has adopted a Code of Ethics and Business Conduct that applies to all trustees, officers and employees, including the Company’s chief executive officer, chief financial officer and chief accounting officer. The purpose of the Code of Ethics and Business Conduct is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers and trustees.

     Succession Planning. In the event the Chairman of the Board and/or CEO are unable to serve, (i) the Lead Trustee shall automatically be appointed to serve as the interim successor to the Chairman, (ii) the Chairman shall automatically be appointed to serve as the interim successor to the CEO and (iii) the Chair of the Compensation Committee of the Board will promptly call a meeting of the Committee to initiate the process for the selection of a permanent replacement for either or both positions, as necessary. The Company has also added succession planning throughout the organization.

Meetings and Committees of the Board of Trustees

     Meetings. During 2005, the Board held nine meetings, with average attendance of 93%. None of the trustees attended fewer than 75% of the meetings of the Board. Nine Trustees attended the 2005 Annual Meeting of Shareholders. The Board has standing Audit, Compensation and Corporate Governance Committees, which are comprised entirely of Trustees who are independent within the meaning of the NYSE listing standards. The Board had a Nominating Committee until May 2005 when the nominating functions and other responsibilities of the Nominating Committee and the functions of the Corporate Governance Committee were combined into one committee called the “Corporate Governance Committee.” The Company also has an Executive Committee.

     Audit Committee. The current members of the Audit Committee are Charles L. Atwood (Chair), James D. Harper, Jr., Boone A. Knox, Desiree G. Rogers and B. Joseph White. The Audit Committee is comprised entirely of trustees who meet the independence and financial literacy requirements of the NYSE listing standards. In addition, the Board has determined that Mr. Atwood qualifies as an “audit committee financial expert” as defined by SEC rules. During 2005, the Audit Committee was comprised of Charles L. Atwood (Chair), John W. Alexander (who served on the Audit Committee until May 2005), James D. Harper, Jr., Boone A. Knox, Desiree G. Rogers and B. Joseph White. The Audit Committee’s responsibilities include providing assistance to the Board in fulfilling its responsibilities with respect to oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications, performance and independence, and the performance of the Company’s internal audit function. In accordance with its charter, the Audit Committee has sole authority to appoint and replace the independent auditor, who report directly to the Committee, approve the engagement fees of the independent auditor and pre-approve the audit services and any permitted non-audit services they may provide to the Company. In addition, the Audit Committee reviews the scope of audits as well as the annual audit plan, evaluates matters relating to the audit and internal controls of the Company and approves all material related party transactions. The Audit Committee holds separate executive sessions, outside the presence of senior management, with the Company’s independent auditor and the Company’s primary internal audit officer. During 2005, no member of the Audit Committee served on more than two other public company audit committees. The Audit Committee held twelve meetings in 2005, with average attendance of 94%.

     Compensation Committee. The current members of the Compensation Committee are John W. Alexander (Chair), Sheli Z. Rosenberg, James D. Harper, Jr. and Boone A. Knox. The Compensation Committee’s responsibilities include establishing the Company’s general compensation philosophy, overseeing the Company’s compensation programs and practices, including incentive and equity-based compensation plans, reviewing and approving executive compensation plans in light of corporate goals and objectives, evaluating the performance of the CEO in light of these criteria and recommending the CEO’s compensation level based on such evaluation, evaluating the performance of the other executive officers before approving their salaries, bonus and incentive and equity compensation, reviewing and making recommendations concerning proposals by management regarding compensation, bonuses, employment agreements, loans to non-executive employees and other benefits and policies regarding such matters for employees of the Company and overseeing the Company’s executive succession and management development plans. The Compensation Committee held seven meetings in 2005, with attendance of 100%.

     Corporate Governance Committee. The current members of the Corporate Governance Committee are Stephen O. Evans (Chair), John W. Alexander, Desiree G. Rogers, Sheli Z. Rosenberg and B. Joseph White. The Corporate Governance Committee’s duties include establishing criteria for recommending candidates for election or reelection to the Board and its committees, considering issues and making recommendations concerning the size, composition, organization and effectiveness of the Board, establishing and overseeing procedures for annual assessment of Board and trustee performance, evaluating issues of corporate governance and making recommendations to the Board regarding the Company’s governance policies and practices, including its Guidelines on Governance and Code of Ethics and Business Conduct. The Corporate Governance Committee identifies individuals qualified to become Board members and will also consider nominees for trustees suggested by shareholders in written submissions to the Company’s General Counsel and Secretary as further described in “Trustee Nomination Procedures” below. The Corporate Governance Committee held two meetings in 2005, with attendance of 100%.

     Nominating Committee. During the period of January through May of 2005, the Nominating Committee was comprised of Sheli Z. Rosenberg (Chair), John W. Alexander and Charles L. Atwood. In May of 2005, the nominating functions and other responsibilities of the Nominating Committee and the functions of the Corporate Governance Committee were combined into one committee called the “Corporate Governance Committee.” The Nominating Committee held one meeting in 2005, with attendance of 100%.

     Executive Committee. The current members of the Executive Committee are Samuel Zell (Chair), David J. Neithercut, Stephen O. Evans and Boone A. Knox. During 2005, the Executive Committee was comprised of Samuel Zell (Chair), Bruce W. Duncan, Stephen O. Evans and Boone A. Knox. The Executive Committee has the authority within certain parameters to approve proposals to acquire, develop, dispose of and finance investments for the Company. The Executive Committee held six meetings in 2005, with average attendance of 87%.

Trustee Nomination Procedures

     Trustee Qualifications. The Company’s Guidelines on Governance set forth the Board’s policies for the desired attributes of trustees and the Board as a whole. The Board will seek to ensure that a substantial majority of its members are independent within the NYSE listing standards. Each member of the Board must possess the individual qualities of integrity and accountability, informed judgment, financial literacy, high performance standards and must be committed to representing the long-term interests of the Company and the shareholders. The Board values diversity, in its broadest sense, reflecting, but not limited to, profession, geography, gender, ethnicity, skills and experience. The

Guidelines on Governance include a policy that trustees retire at the age of 70 to which the Board may make exceptions for trustees who continue to be qualified to serve on the Board. In connection with the nomination for election of the Trustees in Proposal 1, the Board approved an exception to the retirement age policy for Mr. Harper in view of his many years of outstanding service on the Board and its committees.

     Identifying and Evaluating Nominees. The Corporate Governance Committee regularly assesses the appropriate number of trustees comprising the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. The Corporate Governance Committee may consider those factors it deems appropriate in evaluating trustee candidates including judgment, skill, diversity, strength of character, experience with businesses and organizations comparable in size or scope to the Company, experience and skill relative to other Board members, and specialized knowledge or experience. The Corporate Governance Committee considers candidates for the Board from current Board members, shareholders, professional search firms or other persons.

     Shareholder Nominees. The Corporate Governance Committee will consider properly submitted shareholder nominees for election to the Board and will apply the same evaluation criteria in considering such nominees as it would to persons nominated under any other circumstances. Such nominations may be made by a shareholder entitled to vote who delivers written notice in accordance with the Company’s Bylaws to Equity Residential at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: General Counsel and Secretary. You may obtain a copy of the full text of the Bylaw provision regarding shareholder nominations by writing to the General Counsel and Secretary of the Company at the address shown above.

Trustee Compensation

     Base Annual Compensation. Employee trustees receive no additional compensation for their services as a trustee. To link trustee compensation to performance and to more effectively align the Board’s interests with the interests of the shareholders, over 50% of the non-employee trustees’ base annual compensation (excluding committee or other Board service fees) is payable in some form of Company equity. Effective January 2006, the Board approved an increase in the base annual compensation, from $95,000 to $125,000, and certain committee fees paid to its non-employee trustees (other than its Chairman) and the lead trustee fee, which increases are reflected herein. The Compensation Committee recommended these increases to bring total trustee compensation to a level near the 50th percentile of the competitive market based on the results of an independent published report on director compensation.

     For services in 2005, each non-employee Trustee received an annual cash fee of $45,000 (increased to $50,000 in 2006) and an annual long-term incentive grant of $50,000 (increased to $75,000 in 2006) of options and restricted shares, with the exception of Mr. Zell who received restricted shares and options for his services as Chairman as described in “Employment Contracts and Change of Control Agreements.” The annual long-term incentive grant of $50,000 was allocated 25% to options and 75% to restricted shares, utilizing the same valuation criteria and in the same ratio as approved by the Board for the annual long-term incentive grants to the Company’s executive officers. Dividends are paid on restricted shares at the same rate as on unrestricted common shares. The Company also reimburses the trustees for travel expenses incurred in connection with their activities on behalf of the Company, with the exception of Mr. Zell who is responsible for his own business related expenses. Trustees who are first appointed or elected to the Board after the beginning of a fiscal year receive prorated cash fees and long-term incentive grants for their first year of service.

     Committee Fees. In 2005, Trustees who served on the Audit, Compensation, Nominating, Corporate Governance or Executive Committee received an additional $4,000 (increased to $6,000 in 2006 for Audit Committee members only) in cash per year for each committee on which they served. The chair of the Audit Committee received an additional $11,000 (increased to $17,500 in 2006) in cash per year and the chairs of the Compensation, Nominating and Corporate Governance Committees each received an additional $6,000 (increased to $10,500 in 2006) in cash per year. Mr. Zell does not receive a fee for acting as Chair of the Executive Committee.

     Lead Trustee Fee. In 2005, Ms. Rosenberg received an additional annual cash fee of $10,000 (increased to $20,000 in 2006) for her services as Lead Trustee.

     Vesting of Options and Restricted Shares Granted to Non-Employee Trustees. Options vest in approximately equal installments of six months, one year and two years from the date of grant. Restricted shares vest in full on the third anniversary of the grant date. For non-employee trustees retiring from the Board or completing a scheduled term on the Board without re-nomination, vesting of all outstanding options and restricted shares granted as compensation for serving as a trustee is accelerated, and options may be exercised through the expiration of the exercise period (i.e., ten years from the grant date). Options and restricted share awards issued to Mr. Zell as Chairman of the Board are subject to the same vesting restrictions as other employees of the Company pursuant to Mr. Zell’s Amended and Restated Compensation Agreement, as further described below in “Employment Contracts and Change in Control Agreements.”

     Optional Deferred Compensation Plan. The Company has an optional deferred compensation plan in which trustees may participate. The trustees may defer receipt of any percentage of their annual cash compensation, which amount is then deposited in a Supplemental Executive Retirement Plan (the “SERP”) on a tax-deferred basis. These deferred funds (as well as any cash trustee fees that are not deferred) may be used to purchase Company common shares under the Company’s Employee Share Purchase Plan (the “ESPP”) at the applicable discounted purchase price under the plan not to exceed $100,000 per year. Each trustee is immediately 100% vested in his or her acquired ESPP shares held in the SERP and is allowed to begin withdrawals over a one to ten year period following termination of his or her trusteeship. The majority of the trustees participate in the SERP and defer the taxation of all cash trustee fees. The trustees may also elect to defer receipt of their restricted shares to the SERP prior to the vesting of the shares. Non-employee trustees do not participate in the Company’s profit sharing or 401(k) plan or receive any matching contributions on any fees or restricted shares.

     Share Ownership Guidelines. Since a significant ownership stake leads to a stronger alignment of interests between the Board and shareholders, all trustees are expected to own, within three years of joining the Board, at least $250,000 in Company shares or limited partnership interests (“OP Units”) in ERP Operating Limited Partnership (the “Operating Partnership”), of which the Company is the general partner. OP units are exchangeable on a one-for-one basis into the Company’s common shares. We recognize, of course, many trustees will have much larger ownership stakes in the Company and view this as desirable.

Biographical Information

     Set forth below are biographies of each of the executive officers as of April 1, 2006. Biographies of the Trustees are set forth below in Proposal 1.

Executive Officers

     David J. Neithercut, Chief Executive Officer, President and a Trustee of the Company. See biographical information in Proposal 1.

     Gerald A. Spector, Chief Operating Officer, Executive Vice President and a Trustee of the Company. See biographical information in Proposal 1.

     Donna Brandin, 49, has been Executive Vice President and Chief Financial Officer of the Company since August 2004. Ms. Brandin had been Senior Vice President and Treasurer of Cardinal Health, Inc. from June 2000 until August 2004.

     Alan W. George, 48, has been Executive Vice President – Chief Investment Officer of the Company since January 2002. Mr. George was Executive Vice President-Acquisitions/Dispositions from February 1997 to January 2002.

     John Powers, 58, has been Executive Vice President – Human Resources since December 2005. Mr. Powers was Senior Vice President – Human Resources from October 2000 to December 2005.

     Gregory H. Smith, 55, has been Executive Vice President – Portfolio Management of the Company since January 2004. Mr. Smith was President – Central Division of the Company from April 1999 to December 2003.

     Bruce C. Strohm, 51, has been Executive Vice President and General Counsel of the Company since March 1995 and Secretary of the Company since November 1995.

     Mark N. Tennison, 45, has been Executive Vice President – Development of the Company since March 2004. Mr. Tennison served as Senior Vice President and Chief Operating Officer of Pritzker Residential, a private multi-family investment and operating company, from October 1997 through March 2003.

     Frederick C. Tuomi, 51, has been President – Property Management of the Company since March 2005. Mr. Tuomi has been Executive Vice President of the Company since January 1994 and served as President – Western Division from April 1999 to March 2005.

Former Trustee and Executive Officer

     Bruce W. Duncan, 54, retired as Chief Executive Officer and Trustee of the Company on December 31, 2005. Mr. Duncan had been a Trustee of the Company since March 2002, President of the Company from March 2002 to May 2005 and Chief Executive Officer from January 2003 to December 2005. He was a private investor from April 2000 until joining the Company. Mr. Duncan is the Chairman of the Board of Starwood Hotels & Resorts Worldwide, Inc.

PROPOSAL 1

ELECTION OF TRUSTEES

Independence of Trustees

     Pursuant to the Company’s Guidelines on Governance, which require that a majority of our trustees be independent within the meaning of the NYSE listing standards, the Board undertook a review of the independence of trustees nominated for election at the upcoming annual meeting. As a result of this review, which included consideration of transactions and relationships, if any, during the prior year between each trustee or any member of his or her immediate family and the Company, the Board affirmatively determined that all the trustees nominated for election at the Annual Meeting are independent of the Company and its management within the meaning of the NYSE listing standards with the exception of its Chairman, Mr. Zell, and its two employee trustees, Mr. Neithercut and Mr. Spector.

General Information about the Nominees

     Our Declaration of Trust currently provides for the annual election of all trustees. All the nominees are presently trustees and each has consented to be named in this Proxy Statement and to serve if elected.

Biographical Information

     Set forth below are biographies as of April 1, 2006, of each of the trustee nominees.

     John W. Alexander, 59, has been a Trustee of the Company since May 1993 and is the President of Mallard Creek Capital Partners, Inc., an investment company with interests in real estate, development entities and operating companies. He is also a partner of Meringoff Equities, a real estate investment and development company.

     Charles L. Atwood, 57, has been a Trustee of the Company since July 2003. Mr. Atwood is a member of the Board of Directors and Chief Financial Officer of Harrah’s Entertainment, Inc.

     Stephen O. Evans, 60, has been a Trustee of the Company since the merger of Evans Withycombe Residential, Inc., for which he served as Chairman and Chief Executive Officer, into the Company in December 1997. Mr. Evans is President of Evans Realty Associates, a real estate investment company and serves as a director of Biltmore Bank of Arizona.

     James D. Harper, Jr., 72, has been a Trustee of the Company since May 1993. Mr. Harper is the President of JDH Realty Co., a real estate development and investment company, and is the principal partner in AH Development, S.E., a special limited partnership formed to develop over 400 acres of land in Puerto Rico. He is a trustee of Equity Office Properties Trust (“EOP”).

     Boone A. Knox, 69, has been a Trustee of the Company since the merger of Merry Land & Investment Company, Inc., of which he served as Chairman, into the Company in October 1998. Mr. Knox is the Chairman of the Board of Directors of Regions Bank, Central Georgia and is a director of Cousins Properties, Incorporated.

     David J. Neithercut, 50, has been a Trustee and Chief Executive Officer of the Company since January 1, 2006 and President of the Company since May 2005. He was Executive Vice President – Corporate Strategy of the Company since January 2004. Mr. Neithercut was Executive Vice President and Chief Financial Officer of the Company from February 1995 to August 2004. Mr. Neithercut is on the Board of Governors of NAREIT.

     Desiree G. Rogers, 46, has been a Trustee of the Company since October 2003. Ms. Rogers is the President of Peoples Gas and North Shore Gas, which are regulated utility subsidiaries of Peoples Energy Corporation.

     Sheli Z. Rosenberg, 64, has been a Trustee of the Company since March 1993 and Lead Trustee since December 2002. Ms. Rosenberg is the co-founder and President of Northwestern University’s Center for Executive Women at the Kellogg School of Management. She was Vice Chairman of Equity Group Investments, L.L.C. (“EGI”), a private investment company, from January 2000 to March 2003, at which time she retired. Ms. Rosenberg is a trustee of EOP and is a director of Equity LifeStyle Properties, Inc. (“ELS”), Ventas, Inc., CVS Corporation and Cendant Corporation.

     Gerald A. Spector, 59, has been a Trustee and Executive Vice President of the Company since March 1993 and Chief Operating Officer of the Company since February 1995.

     B. Joseph White, 58, has been a Trustee of the Company since May 1993. Mr. White has been President of the University of Illinois since February 2005. Mr. White was a professor at the University of Michigan Business School from 1987 through 2004, served as the Dean of the Business School from 1991 to 2001 and served as Interim President of the University of Michigan in 2002. In February 2003, Mr. White took a leave of absence from his faculty appointment at the University of Michigan Business School to serve as Managing Director of Fred Alger Management Company, a New York investment firm until September 2003. Mr. White is a director of Kelly Services, Inc.

     Samuel Zell, 64, has been Chairman of the Board of the Company since March 1993. Mr. Zell is the Chairman and President of EGI. Mr. Zell is also Chairman of the Board of EOP, ELS, Capital Trust, Inc., Anixter International Inc. and Covanta Holding Corporation.

Vote Required

     A plurality of the votes cast in person or by proxy at the meeting is required for the election of trustees. This means that the eleven nominees who receive the most votes will be elected. An abstention will have no effect on the outcome of the election of trustees. Although we know of no reason why any nominee would not be able to serve, if any nominee should become unavailable for election, the persons named as proxies will vote your common shares to approve the election of any substitute nominee proposed by the Board.

Board Recommendation

     The Board recommends that you vote “FOR” each of the eleven nominees for a one-year term.

AUDIT COMMITTEE REPORT

     The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for establishing and maintaining adequate internal financial controllership, for preparing the financial statements and for the public reporting process. Ernst & Young, the Company’s independent auditor for 2005, was responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting. In addition, Ernst &Young expressed its own opinion on the effectiveness of the Company’s internal control over financial reporting.

     In this context, the Audit Committee has reviewed and discussed with management and Ernst & Young the audited financial statements for the year ended December 31, 2005, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and Ernst & Young’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has discussed with Ernst & Young the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Ernst & Young has provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with Ernst & Young that firm’s independence. The Audit Committee has concluded that Ernst & Young’s provision of audit and non-audit services to the Company and its affiliates is compatible with Ernst & Young’s independence.

     In reliance on the discussions referred to above, the Audit Committee recommended to the Board the inclusion of the Company’s audited consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the SEC.

Audit Committee:

Charles L. Atwood, Chair James D. Harper, Jr. Boone A. Knox Desiree G. Rogers B. Joseph White

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

     The Audit Committee has selected Ernst & Young as the independent auditor to perform the audit of our financial statements and our internal control over financial reporting for 2006. The Board recommends that the shareholders ratify the Company’s selection of Ernst & Young as our independent auditor. Although shareholder action on this matter is not required, the Board believes it is good corporate practice to seek shareholder ratification of its selection. If the selection is not ratified, the Audit Committee will consider whether it is appropriate (without obligation) to select another public accounting firm.

     Representatives of Ernst & Young are expected to be available at the Annual Meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees

     Fees billed to the Company by Ernst & Young for the years ended December 31, 2005 and 2004 were as follows:

Type of Fees :	2005	2004	% Change
Audit fees (1)	$1,461,826	$1,459,050	0.2%
Audit-related fees (2)	435,111	402,300	8.2%
Subtotal	$1,896,937	$1,861,350	1.9%
Tax compliance/preparation fees (3)	563,000	563,000	0%
Tax consulting fees (4)	133,309	130,165	2.4%
All other fees (5)	0	0	0%
Total Fees	$2,593,246	$2,554,515	1.5%

(1)	Audit fees are incurred for the review and audit of the Company’s and the Operating Partnership’s annual financial statements and internal control over financial reporting included in their respective Annual Reports on Form 10-K, the review of the Company’s and the Operating Partnership’s interim financial statements included in their respective Quarterly Reports on Form 10-Q, and for comfort and consent letters related to SEC registration statements and public offerings of registered securities. Audit fees include $620,000 in 2005 and $650,000 in 2004 related to the Company's and the Operating Partnership's Sarbanes-Oxley audits of internal control over financial reporting.

(2)	Fees for audit-related services include consultations regarding the Company’s internal control documentation and testing, lender-required partnership audits, services associated with asset acquisitions requiring SEC 3-14 audits and legally required employee benefit plan audits.

(3)	Tax compliance and preparation fees are incurred for the preparation of tax returns for the Company, the Operating Partnership and numerous subsidiaries, claims for refunds and tax payment compliance.

(4)	Tax consulting fees relate primarily to tax planning advice incident to acquisitions, dispositions, financings and taxable REIT subsidiaries.

(5)	Includes fees for services not included in the above-listed categories.

Pre-Approval Policy

     The Company’s Audit Committee has reviewed and approved the Company’s engagement of Ernst & Young as its independent auditor, and the incurrence of all of the fees described above, for 2005 and 2004 and has selected Ernst & Young as independent auditor for 2006, subject to review and approval of the final terms of its engagement as such and its audit fees. The Audit Committee has also adopted a Pre-Approval Policy for Audit and Non-Audit Services (the “Pre-Approval Policy”) for all other services Ernst & Young may perform for the Company in 2006. The Pre-Approval Policy details with specificity the services that are authorized within each of the above-described categories of services and provide for aggregate maximum dollar amounts for such pre-approved services. Any additional services not described or otherwise exceeding the maximum dollar amounts prescribed by the Pre-Approval Policy for 2006 will require the further advance review and approval of the Audit Committee. The Audit Committee has delegated the authority to grant any such additional required approval to its Chairman between meetings of the Committee, provided that the Chairman reports the details of the exercise of any such delegated authority at the next meeting of the Audit Committee.

Vote Required

     The affirmative vote of holders of a plurality of the votes cast in person or by proxy at the meeting is required to ratify the selection of Ernst & Young. An abstention will have no effect on the outcome of the vote.

Board Recommendation

     The Board recommends that you vote “FOR” the ratification of the selection of Ernst & Young as the Company’s independent auditor for 2006.

COMMON SHARE AND OP UNIT OWNERSHIP OF
TRUSTEES AND EXECUTIVE OFFICERS

     The following table sets forth information, as of March 1, 2006, concerning the beneficial ownership of the Company’s common shares and OP units by each trustee, its five most highly compensated executive officers at December 31, 2005, and the trustees and all executive officers as a group.

		Number of		Options		Percentage of All
		Common		Exercisable	Percentage of All	Common Shares
		Shares/OP Units(1)		Within 60 Days	Common Shares(1)	and OP Units(1)

Named Executive Officers
Bruce W. Duncan		342,695	(2)	865,622	*	*
David J. Neithercut		259,889	(3)	678,221	*	*
Gerald A. Spector		847,845	(4)	632,439	*	*
Alan W. George		195,896		263,746	*	*
Frederick C. Tuomi		158,200		290,858	*	*

Trustees
Samuel Zell		7,131,270	(5)	2,740,636	3.31%	3.14%
David J. Neithercut	(see above)	--		--	--	--
Gerald A. Spector	(see above)	--		--	--	--
John W. Alexander		70,888		86,453	*	*
Charles L. Atwood		13,395		14,121	*	*
Stephen O. Evans		1,288,205	(6)	32,950	*	*
James D. Harper, Jr.		41,475		69,618	*	*
Boone A. Knox		3,393,545	(7)	49,615	1.18%	1.11%
Desiree G. Rogers		7,605		12,398	*	*
Sheli Z. Rosenberg		286,282	(8)	69,615	*	*
B. Joseph White		37,983		69,615	*	*

Trustees and Executive
Officers as a Group
(19 persons)		14,500,284		6,410,215	6.90%	6.58%
____________________

* Less than 1%.

(1)	On March 1, 2006, a total of 290,743,538 common shares, including both vested and unvested restricted share awards, and 20,480,291 limited partners’ OP units were outstanding. OP Units are exchangeable on a one-for-one basis into the Company’s common shares. Except as otherwise noted, each person has sole voting and investment power over the shares listed.

(2)	Includes 44,794 OP Units.

(3)	Includes 2,874 common shares beneficially owned by a partnership, of which Mr. Neithercut is general partner.

(4)	Includes 216,656 common shares beneficially owned by Mr. Spector’s spouse, and 6,946 common shares beneficially owned by Mr. Spector as custodian for his minor children, as to all of which Mr. Spector disclaims beneficial ownership.

(5)	Includes 4,863,502 OP Units; 600 common shares beneficially owned by Mr. Zell’s spouse; 60,000 common shares beneficially owned by a family foundation of which Mr. Zell is a director; and 1,210,706 common shares and 4,462,828 OP Units in which Mr. Zell has a pecuniary interest but does not have voting or dispositive power. Mr. Zell disclaims beneficial ownership of such 1,210,706 common shares and 4,462,828 OP Units, which are held by trusts for the benefit of Mr. Zell and his family, except to the extent of his pecuniary interest therein.

(6)	Includes 100,000 common shares and 35,554 OP Units beneficially owned by certain entities managed or controlled by Mr. Evans and 1,133,224 OP Units beneficially owned by limited partnerships (collectively, the “EW LPs”), of which Mr. Evans serves as a general partner and has a 50% ownership interest. Mr. Evans disclaims beneficial ownership of the other 50% interest in such common shares and OP Units owned by the EW LPs, which are beneficially owned by other persons.

(7)	Includes 2,683,790 common shares beneficially owned by certain entities managed or controlled by Mr. Knox. Mr. Knox disclaims beneficial ownership of such common shares, except to the extent of his pecuniary interest in 566,124 common shares. Also includes 6,228 common shares beneficially owned by Mr. Knox’s spouse and 848 common shares beneficially owned by Mr. Knox, not individually, but as custodian for his niece and nephew, as to all of which Mr. Knox disclaims beneficial ownership. Also includes 359,678 common shares beneficially owned by a foundation, of which Mr. Knox is the trustee. Mr. Knox disclaims beneficial ownership of the common shares owned by such foundation. Also includes 144,298 common shares, over which Mr. Knox has investment authority, beneficially owned by his sister-in-law. Mr. Knox disclaims beneficial ownership of these common shares.

(8)	Includes 59,342 common shares beneficially owned by Ms. Rosenberg’s spouse, as to which Ms. Rosenberg disclaims beneficial ownership, and 3,056 OP Units.

SHARE OWNERSHIP OF PRINCIPAL SHAREHOLDERS

     This table sets forth information with respect to persons who are known to own more than 5% of the Company’s 289,536,344 outstanding common shares as of December 31, 2005.

	Number of
	Common Shares	Percentage of
Name and Address of Beneficial Owner	Beneficially Owned	Common Shares

FMR Corp. (1)	22,448,769	7.8%
82 Devonshire Street
Boston, MA 02109

Dodge & Cox (2)	15,584,014	5.4%
555 California Street, 40th Floor
San Francisco, CA 94104

Capital Research and Management Company (3)	15,538,200	5.4%
333 South Hope Street
Los Angeles, CA 90071

The Vanguard Group, Inc. (4)	14,667,029	5.1%
100 Vanguard Blvd.
Malvern, PA 19355

Barclays Global Investors, N.A. and affiliates (5)	14,631,729	5.1%
45 Fremont Street
San Francisco, CA 94105
 ____________________

(1)	FMR Corp.’s Schedule 13G filed on February 14, 2006, states that as of December 31, 2005, it has sole power to vote 2,058,275 common shares and has the sole power to dispose of 22,448,769 common shares, as a result of its subsidiaries acting as an investment advisor to various funds.

(2)	Dodge & Cox’s Schedule 13G filed on February 3, 2006, states that as of December 31, 2005, it has sole power to vote 14,663,763 common shares, has shared power to vote 167,700 common shares and has the sole power to dispose of 15,584,014 common shares.

(3)	Capital Research and Management Company’s Schedule 13G filed on February 10, 2006, states that as of December 31, 2005, it has sole power to vote 3,750,500 common shares and has the sole power to dispose of 15,538,200 common shares as a result of acting as investment advisor to various investment companies.

(4)	The Vanguard Group, Inc.’s Schedule 13-G filed on February 13, 2006, states that as of December 31, 2005, it has sole power to vote 306,269 common shares and has the sole power to dispose of 14,667,029 common shares.

(5)	The Schedule 13-G filed by Barclays Global Investors, NA and affiliates (“BGI”) on January 26, 2006, as amended on February 9, 2006, states that as of December 31, 2005, BGI has sole power to vote 13,415,660 common shares and has the sole power to dispose of 14,631,729 common shares which are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

EXECUTIVE COMPENSATION

     The following tables show, for each of the last three years, the compensation paid to or earned by Bruce W. Duncan, the Company’s former Chief Executive Officer who retired on December 31, 2005, David J. Neithercut, the Company’s current Chief Executive Officer and President, and the other three most highly compensated executive officers of the Company.

SUMMARY COMPENSATION TABLE

						Long-Term Compensation
		Annual Compensation				Awards		Payouts

								Long-Term
Name and						Restricted	Number of	Incentive	All Other
Principal Position	Year	Salary	(1)	Bonus	(1)	Shares(2)	Options(3)	Payouts(4)	Compensation(5)
Bruce W. Duncan	2005	$750,000		$1,110,000		$3,589,622	289,868	$2,425,274	$4,100
Former Chief Executive	2004	750,000		800,000		2,617,469	330,504	0	4,000
Officer	2003	750,000		760,000		1,921,871	283,464	0	0

David J. Neithercut	2005	$450,000		$725,000		$1,582,487	125,003	$434,411	$4,100
Chief Executive Officer	2004	450,000		600,000		1,102,485	139,210	0	4,000
& President	2003	350,000		400,000		787,498	116,151	0	8,000

Gerald A. Spector	2005	$550,000		$700,000		$1,492,479	117,896	$883,019	$4,100
Executive Vice President &	2004	550,000		450,000		1,492,498	188,447	0	4,000
Chief Operating Officer	2003	550,000		500,000		1,382,472	203,906	0	8,000

Frederick C. Tuomi	2005	$400,000		$400,000		$581,224	45,918	$341,875	$4,100
Executive Vice President &	2004	350,000		300,000		524,993	66,290	0	4,000
President – Property	2003	350,000		275,000		442,494	65,268	0	8,000
Management

Alan W. George	2005	$350,000		$350,000		$757,474	59,840	$356,071	$4,100
Executive Vice President	2004	350,000		275,000		611,221	77,188	0	4,000
& Chief Investment Officer	2003	350,000		275,000		560,605	82,696	0	8,000
____________________

(1)	Includes any compensation deferred under the Company’s deferred compensation plan. Bonuses are reported in the year for which the services were performed, even though typically paid in February of the following year. Accordingly, the bonuses that are listed for 2005, 2004 and 2003 consist of cash bonuses paid in early 2006, 2005 and 2004, respectively.

(2)	The dollar amount shown equals the number of restricted shares (i.e., shares still subject to vesting) granted for services performed during the listed years, multiplied by the fair market value of the common shares on the grant date. Restricted shares are typically granted in February for services performed during the prior year. Accordingly, the restricted shares that are listed for 2005, 2004 and 2003 consist of restricted shares granted in early 2006, 2005 and 2004, respectively. These shares vest upon completion of three years of continuous employment following the grant date, with the exception of the restricted shares granted to Mr. Duncan in early 2006 which vested upon issuance pursuant to Mr. Duncan’s employment agreement. Dividends are paid on restricted shares at the same rate as on unrestricted common shares.

The total number of restricted shares awarded to each named executive officer for services performed during 2005, 2004 and 2003 and the total number and value ($39.12 per share) of the restricted share holdings of each named executive officer at December 31, 2005 were as follows:

	Number of		Number of Restricted
	Restricted Shares	Value at	Shares Granted for:
Name	at Dec. 31, 2005	Dec. 31, 2005	2005	2004	2003
Bruce W. Duncan	0	$0	89,763	82,414	65,705
David J. Neithercut	86,079	3,367,410	36,974	34,713	26,923
Gerald A. Spector	149,671	5,855,130	34,871	46,993	47,264
Frederick C. Tuomi	48,378	1,892,547	13,580	16,530	15,128
Alan W. George	55,768	2,181,644	17,698	19,245	19,166

(3)	Shares underlying options are reported for the year in which the services were performed, even though the options are typically granted in February for services performed during the prior year. Accordingly, the options that are listed for 2005, 2004 and 2003 consist of options granted in early 2006, 2005 and 2004, respectively.

(4)	The dollar amount shown reflects the fair market value of shares issued under the Company's performance share plan, as further described in "Long-Term Incentive Plan Awards" below. The named executive officers earned the following percentage of the target number of performance share units granted for the three calendar year valuation period ending December 31, 2005 (granted in January 2003) – 167.75%; December 31, 2004 (granted in January 2002) - 0% and December 31, 2003 (granted in January 2001) - 0%. The total number of shares awarded to each named executive for the three calendar year valuation periods ending December 31, 2005, 2004 and 2003, respectively, were Mr. Duncan: 11,717, 0 and 0; Mr. Neithercut: 10,863, 0, and 0; Mr. Spector: 22,081, 0 and 0; Mr. Tuomi: 8,549, 0 and 0; and Mr. George: 8,904, 0 and 0. Fifty percent of the awarded shares vested upon issuance with the balance issued as restricted shares vesting equally over two years from the grant date, other than Mr. Duncan’s shares, which vested entirely upon their issuance. In addition, pursuant to Mr. Duncan’s employment agreement, the performance share units awarded to Mr. Duncan in January 2004, 2005 and 2006, for services performed during the prior year, vested upon his retirement at the 100% level (representing 48,930 shares), with the remaining shares, if any, to be issued in early 2007, based upon the Company’s actual performance level achieved from the grant date through the end of 2006.

(5)	Includes employer matching contributions to the Company’s 401(k) plan.

OPTION GRANTS FOR 2005

			% of Total
	Number of		Options	Exercise
	Options		Granted to	Price Per	Expiration	Grant Date
Name	Granted		Employees	Share	Date	Present Value
Bruce W. Duncan	289,868	(1)	20.0%	$39.99	1/2/2016	$1,133,384	(1)

David J. Neithercut	125,003	(2)	8.6%	42.80	2/3/2016	527,513	(2)

Gerald A. Spector	117,896	(2)	8.1%	42.80	2/3/2016	497,521	(2)

Alan W. George	59,840	(2)	4.1%	42.80	2/3/2016	252,525	(2)

Frederick C. Tuomi	45,918	(2)	3.2%	42.80	2/3/2016	193,774	(2)

(1)	The options awarded on January 3, 2006 for services performed during 2005, were granted at an exercise price equal to the closing price of the common shares on the date of the grant and vested immediately pursuant to Mr. Duncan’s employment agreement. The estimated grant date present value of $3.91 per option was calculated using the modified Black-Scholes option pricing model based on the following assumptions: an estimated time until exercise of 6 years, a volatility of 19.1%, a risk-free interest rate of 4.52% and a dividend yield of 6.05%.

(2)	The options awarded on February 3, 2006 for services performed during 2005, were granted at an exercise price equal to the closing price of the common shares on the date of the grant and vest in equal installments over three years. The estimated grant date present value of $4.22 per option was calculated using the modified Black-Scholes option pricing model based on the following assumptions: an estimated time until exercise of 6 years, a volatility of 19.1%, a risk-free interest rate of 4.52% and a dividend yield of 6.04%.

     OPTION EXERCISES IN 2005
AND YEAR-END OPTION VALUES

	Number of		Number of		Value of
	Shares	Value	Unexercised		Unexercised
	Acquired	Realized	Options at		Options at
	Upon	Upon	Dec. 31, 2005		Dec. 31, 2005(2)
Name	Exercise	Exercise(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Bruce W. Duncan	252,395	$3,523,818	575,754	0	$5,173,888	$0
David J. Neithercut	51,300	820,063	584,438	250,307	8,754,948	2,312,992
Gerald A. Spector	251,316	3,276,726	588,154	589,148	7,001,291	5,303,888
Frederick C. Tuomi	103,026	1,442,584	223,979	132,829	2,711,149	1,275,888
Alan W. George	63,030	550,914	186,548	156,223	2,323,639	1,484,432

(1)	Represents the market value of a common share on the exercise date less the exercise price of the option.

(2)	Represents the market value of a common share on December 30, 2005 ($39.12) less the option exercise price of in-the-money options.

LONG-TERM INCENTIVE PLAN AWARDS

     The table set forth below identifies the target number of performance share units awarded for services performed during 2005. The executive officers have the opportunity to earn in common shares an amount as little as 0% to as much as 225% of the target number of performance share units. The owners of performance share units have no right to vote, receive dividends or transfer the units until common shares are issued in exchange for the units. The number of common shares the executive actually receives on the third anniversary of the grant date will depend on the excess, if any, by which the Company’s Average Annual Return (i.e., the average of the common share dividends declared during each year as a percentage of the common share price as of the first business day of January 2006 ($39.99) and the average percentage increase in funds from operations (“FFO”) for each calendar year on a per share basis over the prior year) for the three performance years (2006 – 2008) exceeds the average of the 10-year Treasury Note interest rate as of the first business day in January of each performance year (the “T-Note Rate”).

If the Company’s Average	less							greater
Annual Return exceeds	than							than
the T-Note Rate by:	0.99%	1-1.99%	2%	3%	4%	5%	6%	7%

Then the executive will receive
common shares equal to the
target number of units times
the following %:	0%	50%	100%	115%	135%	165%	190%	225%

      If the Company's Average Annual Return exceeds the Average T-Note Rate by an amount which falls between any of the percentages set forth above in excess of the 2% threshold, the executive's award will be determined by extrapolation between the two percentages. Fifty percent of the common shares to which an executive may be entitled under the performance share grants will vest, subject to the executive’s continued employment with the Company, on the third anniversary of the award (which will be the date the common shares are issued); twenty-five percent will vest on the fourth anniversary and the remaining twenty-five percent will vest on the fifth anniversary. The common shares will also fully vest upon the executive’s death, retirement after age 62, disability or upon a change in control of the Company.

LONG-TERM INCENTIVE PLAN AWARDS FOR 2005

	Number of Target
Name	Performance Share Units	Performance Period
Bruce W. Duncan	15,828	1-01-2006	–	12-31-2006(1)
David J. Neithercut	8,528	1-01-2006	–	12-31-2008
Gerald A. Spector	8,411	1-01-2006	–	12-31-2008
Alan W. George	4,439	1-01-2006	–	12-31-2008
Frederick C. Tuomi	4,088	1-01-2006	–	12-31-2008

(1)	Pursuant to Mr. Duncan’s employment agreement, his 2005 performance shares vested upon issuance at the 100% level, with the remaining shares, if any, to be issued in early 2007, based on the Company’s actual performance level achieved during 2006. These shares are reflected in the “Long-Term Incentive Payouts” column of the Summary Compensation Table above.

     Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report on Executive Compensation and the Audit Committee Report presented above as well as the Performance Graph following such reports shall not be incorporated by reference into any such future filings.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

     The responsibilities of the Compensation Committee, as more fully described in “Governance of the Company,” include overseeing the Company’s compensation programs and practices. The purpose of the Company’s executive compensation programs is to establish and maintain a performance and achievement oriented environment so that the interests of its executives are aligned with the interests of the Company’s shareholders.

     Pay-for Performance. An important part of the Company’s commitment to a results-oriented culture is recognizing and rewarding our executives and employees based on their contributions to our success. The Company does this through its Equity Pay-for-Performance, a performance management program, which links incentive compensation to both individual and Company results for approximately 1,700 corporate and property-level employees. The program rates each participant’s achievement against financial objectives and also non-financial objectives that support both our employee and customer service programs. In addition to aligning incentive pay with performance, the program is designed to make the Company’s performance expectations clear to employees and to measure and reward performance consistently throughout the organization. The performance data generated by the program also forms the basis for decisions that drive the Company’s career development and succession planning programs.

     There are four major components of the Company’s executive compensation program: (1) annual base salary; (2) a short-term incentive of a cash bonus; (3) long-term incentives of restricted shares and share options; and (4) performance share unit awards. Each of these components is discussed below.

     Base Salary. The Company’s overall salary structure is reviewed annually, using compensation surveys of the real estate industry in general and public real estate companies in particular, as well as other public companies of similar size to the Company, to ensure that it remains competitive. Positions are classified on the basis of assigned responsibilities and on an evaluation of the latest survey information available, as to appropriate compensation levels. Individual base salaries are reviewed at least annually. Salary increases may be granted based on each executive’s performance as well as such executive’s position in the applicable salary range.

     Bonus. Annual cash bonuses are awarded based on the executive’s achievement of Company and individual performance goals and objectives, as well as a range of short-term incentive targets applicable to that executive. The Company’s overall bonus structure is also reviewed annually, taking into account data and general trends in the real estate industry and public real estate companies in particular.

     Restricted Share and Option Awards. The Committee recognizes that the interests of shareholders are also served by giving key employees the opportunity to participate in the appreciation of the Company’s common shares through the granting of options and/or restricted share awards. The Committee believes that over an extended period of time, share performance will, to a meaningful extent, reflect executive performance. Accordingly, such arrangements further reinforce management goals and incentives by aligning the interests of the Company’s key personnel with the interests of the Company and its shareholders. The options vest over a period of three years of continuous employment at a rate of one-third of such grant each year, thereby encouraging the retention of key employees who receive awards. The restricted shares vest in full upon completion of three years of continuous employment from the date of grant. The number of restricted shares or options awarded each executive is determined utilizing the executive compensation surveys mentioned above, an assessment of the executive officer’s achieved performance goals and objectives, and a range of long-term compensation targets applicable to that executive.

     Performance Share Unit Awards. The grant of performance share units, as more fully described in “Long-Term Incentive Plan Awards,” is designed to focus the Company’s executive officers eligible under this plan on achieving a high level of financial performance (i.e., common share dividends and FFO growth), and to encourage them to continue their employment with the Company. Awards are made to selected executive officers on an annual basis by setting a target number of common shares for each executive with an approximate value of 10% of the executive officer’s total annual compensation.

     Share Ownership Guidelines for Senior Officers. In keeping with its belief that tying the financial interests of senior officers of the Company to those of the shareholders will result in enhanced shareholder value, the Board has established ownership guidelines for the senior officers of the Company. These guidelines provide that within three years of joining the Company or a promotion, the following officers should own shares equal to the following respective multiple of their annual base salary:

  Chief Executive Officer – 5x
  Chief Operating Officer – 4x
  Corporate Executive Vice Presidents – 3x
  Property Management Executive Vice Presidents – 2x
  Senior Vice Presidents – 1x

     Chief Executive Officer’s Compensation. In general, the Committee meets annually, without the Chief Executive Officer present, to evaluate his performance and to determine his compensation. In considering the Chief Executive Officer’s compensation, the Committee considers his principal responsibilities, which are to provide the Company’s overall mission, vision and strategic direction, to attract and retain highly qualified employees and to develop and maintain strong relationships with the overall investment and analyst community. The Committee also considers the Company’s financial performance and the Chief Executive Officer’s individual performance in achieving his goals and objectives.

     As further described in “Employment Contracts and Change in Control Agreements,” in March 2005 (as further amended in June 2005), the Company entered into an Amended and Restated Employment Agreement with Mr. Duncan, the Company’s Chief Executive Officer at that time, to reflect the changes needed in view of Mr. Duncan’s planned retirement as Chief Executive Officer and Trustee as of the end of 2005. Based on this process and Mr. Duncan’s favorable contributions to the Company as Chief Executive Officer, the Committee awarded Mr. Duncan the compensation described in “Executive Compensation”. The Committee believes Mr. Duncan’s total compensation for 2005 was reasonable, competitive and consistent with prevailing practices for retiring Chief Executive Officers.

     Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (“IRC”), limits the deductibility on the Company’s tax return of compensation over $1 million to any “covered employee” unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the Company’s stockholders. The Company believes that because it has no covered employees whose compensation is subject to the $1 million deduction limit under Section 162(m), and because it qualifies as a REIT under the IRC and pays dividends sufficient to minimize federal income taxes, the payment of compensation that may not satisfy the requirements of Section 162(m) will generally not materially affect the Company’s net income. For these reasons, the Committee’s compensation policy and practices are not directly guided by considerations relating to Section 162(m).

Compensation Committee:

John W. Alexander, Chair
James D. Harper, Jr.
Boone A. Knox
Sheli Z. Rosenberg

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information as of December 31, 2005 with respect to the Company’s common shares that may be issued under its existing equity compensation plans.

Number of securities
	Number of securities		remaining available for
	to be issued upon	Weighted-average	future issuance under
	exercise of	exercise price of	equity compensation plans
	outstanding options,	outstanding options,	(excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in column (a))
	(a)(1)(2)	(b)(2)	(c)(3)
Equity compensation
plans approved by	10,572,743	$27.02	19,905,663
shareholders

Equity compensation
plans not approved by	n/a	n/a	n/a
shareholders

(1)	Amount shown includes 8,654 shares reserved for issuance upon exercise of outstanding options assumed by the Company as a result of mergers.

(2)	The amounts shown in columns (a) and (b) of the above table do not include 1,369,828 outstanding common shares (all of which are restricted and subject to vesting requirements) that were granted under the Company’s Fifth Amended and Restated 1993 Share Option and Share Award Plan (the “1993 Plan”) and the Company’s 2002 Share Incentive Plan, as amended (the “2002 Plan”) and outstanding common shares that have been purchased by employees and trustees under the Company’s ESPP.

(3)	Includes 15,421,477 common shares that may be issued under the 2002 Plan, of which only 25% may be in the form of restricted shares, and 4,484,186 common shares that may be sold to employees and trustees under the ESPP.

The aggregate number of securities available for issuance (inclusive of restricted shares previously granted and outstanding and shares underlying outstanding options) under the 2002 Plan equals 7.5% of the Company’s outstanding common shares, calculated on a fully diluted basis, determined annually on the first day of each calendar year. On January 1, 2006, this amount equaled 23,370,851, of which 15,421,477 is available for future issuance.

TOTAL SHAREHOLDER RETURNS

PERFORMANCE GRAPH: 2001 – 2005

     The following graph compares our shareholder return, assuming reinvestment of dividends, since December 31, 2000 with the S&P 500 Index and the index of equity REITs (listed on the NYSE, the American Stock Exchange and the Nasdaq Stock Market) prepared by NAREIT. The graph shows the value that a $100 investment on December 31, 2000 would have had on December 31, 2005.

Dec.		Dec.	Dec.	Dec.	Dec.	Dec.
	2000	2001	2002	2003	2004	2005
NAREIT	$100	$114	$118	$162	$213	$239
EQR	100	110	101	129	167	189
S & P 500	100	88	69	88	98	103

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL AGREEMENTS

     Employment Contracts. The Company entered into an Employment Agreement with Mr. Duncan, our former Chief Executive Officer, in January 2003 in connection with his appointment as Chief Executive Officer. Under Mr. Duncan’s employment agreement, his target annual compensation was $6,330,000, comprised of a base annual salary of $750,000, a target cash bonus of $1,080,000 and a long-term incentive grant of $4,500,000 of options, restricted shares and performance shares. The term of the agreement was four years from January 1, 2003 until December 31, 2006.

     In March 2005 (as further amended in June 2005), the Company entered into an Amended and Restated Employment Agreement to reflect the changes required in view of Mr. Duncan’s retirement as Chief Executive Officer and Trustee on December 31, 2005. This amended agreement essentially treats Mr. Duncan’s retirement from the Company in December 2005 as a retirement effective as of December 31, 2006, the original termination date of his employment agreement.

     As a result of Mr. Duncan’s retirement as Chief Executive Officer and Trustee on December 31, 2005, he received the following benefits:

  A $1,110,000 cash bonus and a long-term incentive grant of $4,500,000 of options, restricted shares and performance shares for services performed during 2005, together with a grant of 17,239 vested common shares and 42,614 vested stock options, all paid and/or granted on January 3, 2006. All such options and restricted shares, including all other outstanding options and restricted shares, immediately vested upon their issuance. Mr. Duncan has the remaining term, 10 years from each option grant, to exercise such options.

  The performance shares awarded to Mr. Duncan in January 2004, 2005 and 2006, for services performed during the preceding year, vested at a minimum 100% level, with the remaining shares, if any, to be issued in early 2007, based on the Company’s actual performance level achieved from the grant date of such performance shares through December 31, 2006. This information is more fully described under Mr. Duncan’s “Long-Term Incentive Payouts” column of the Summary Compensation Table set forth in “Executive Compensation.”

  The Company will pay for Mr. Duncan’s medical and dental coverage through December 31, 2006. Mr. Duncan also signed a general release agreement with a two and one-half (2 ½) year non-competition and employee non-solicitation clause.

  Pursuant to Mr. Duncan’s Deferred Compensation Agreement, dated January 2003, he will receive an annual payment of $407,101 for a ten-year period commencing at age 62 in August 2013.

     The Company entered into an Amended and Restated Compensation Agreement with Mr. Zell, effective January 1, 2003, as modified in February 2005 and April 2005, for services performed by Mr. Zell as Chairman of the Board. The agreement, which expired following the February 2006 grant, entitled Mr. Zell to an annual long-term incentive grant of $3,250,000 of options and restricted shares. Mr. Zell is responsible for his own business related expenses.

     This annual grant was issued on the same terms and conditions, including vesting and option valuation, as approved by the Board for the annual long-term incentive grants to the Company’s executive officers and as further described in “Executive Compensation” above. The February 2006 grant was allocated 25% to options and 75% to restricted shares. At such time, Mr. Zell was granted 192,545 options at an exercise price of $42.80 per share and 56,950 restricted shares. As of December 31, 2005, Mr. Zell held 263,583 restricted shares.

     Any unvested options and restricted shares held by Mr. Zell shall be forfeited upon Mr. Zell’s voluntary retirement from the Board, or his voluntary decision not to stand for re-election to the Board, in each case for any reason other than disability or death prior to reaching the age of 70. The Company is not required to nominate Mr. Zell for re-election as a trustee or as Chairman of the Board, nor is Mr. Zell contractually obligated to serve if so nominated.

     The Company also entered into a Retirement Benefits Agreement with Mr. Zell in October 2001. The Retirement Benefits Agreement provides Mr. Zell with a cash retirement benefit after the termination of his service as Chairman of the Board. If Mr. Zell’s employment as Chairman is terminated for any reason, other than by the Company for cause, he (or his estate in the event of his death) will be entitled to an annual retirement benefit of $500,000 (as increased by a CPI index from January 2002 through the termination date) over a ten-year period commencing on the termination date. Should Mr. Zell be terminated for cause, he would not be entitled to any retirement benefit.

     The Company entered into an Amended and Restated Deferred Compensation Agreement with Mr. Spector in January 2002 which provides him with a salary benefit after the termination of his employment with the Company. If Mr. Spector’s employment is terminated by the Company without cause at any time or Mr. Spector resigns for any reason on or after January 1, 2009, he would be entitled to annual deferred compensation for a ten-year period commencing on the employment termination date in an amount equal to $550,000 (increased by a CPI Index from January 2002 through the employment termination date), multiplied by a percentage equal to 6.67% for each year Mr. Spector was employed by the Company since December 31, 1993, but not to exceed 100%. In the event Mr. Spector’s employment is terminated as a result of his death, permanent disability or incapacity, he would be entitled to the full annual amount of $550,000 (as increased by a CPI Index from January 2002 through the date of death, permanent disability or incapacity). Should Mr. Spector be terminated for cause or should he choose to leave voluntarily, without good reason, prior to January 1, 2009, he would not be entitled to any deferred compensation.

     Change in Control/Severance Agreements. The Company has Change in Control/Severance Agreements (the “CIC Agreements”) with the persons named in the Summary Compensation Table (excluding Mr. Duncan) that become effective upon either a “Change in Control” or termination of employment within three years following the hiring of a new Chief Executive Officer. A Change in Control will generally be deemed to have occurred upon a third party’s acquisition of 30% or more of the Company’s common shares or assets, whether through purchase, merger or consolidation. In the event that an employee is dismissed without Cause or resigns for Good Reason (as such terms are defined in the CIC Agreements) during the three-year period following the effective date of the Change in Control or, for all named executives other than the Chief Executive Officer, the hiring of a new Chief Executive Officer, he will be entitled to all accrued but unpaid compensation, a prorated bonus and long-term compensation grant through the date of termination, and a lump sum cash severance payment equal to a multiple (ranging from 2.5 for the Chief Executive Officer and the Chief Operating Officer to 2.25 for other named executive officers) of the executive’s annual base salary plus the average of the executive’s annual bonus for the last two fiscal years. In addition, all options, restricted shares and performance shares would immediately vest. The executive would also be entitled to continued medical, dental, life and disability benefits for the remainder of the applicable time period. If any payments made to an executive would result in an excise tax imposed by Section 4999 of the IRC, the executive would become entitled to receive a tax reimbursement that would put the executive in the same financial position after-tax that he would have been in if the excise tax did not apply to such amounts. Several of the Company’s employment benefit plans also provide for enhanced employee benefits upon a “Change in Control” of the Company.

     Retirement Benefits Agreements. The Company has entered into Executive Retirement Benefits Agreements with the persons named in the Summary Compensation Table (excluding Mr. Duncan). These agreements provide that, if either the named executive retires from the Company after reaching age 62 or is terminated as a result of a Change in Control after reaching age 62, the executive will be eligible to receive health and life insurance benefits for the remainder of his life in the same amounts as any regular active employee. These benefits will be offered at the same rates as would be paid by an active employee for like coverage and subject to increase as any other active employee.

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

     The Compensation Committee members are John W. Alexander (Chair), James D. Harper, Jr., Boone A. Knox and Sheli Z. Rosenberg. No member of the Compensation Committee is a past or present officer or employee of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Company’s management company managed a multifamily residential community owned by an affiliate of Mr. Zell on terms equivalent to a third party transaction. The property management fees received from such affiliate were $232,091 for 2005.

  During 2005, the Company reimbursed Mr. Spector in the amount of $410,321 for the actual operating costs (excluding acquisition costs) of operating his personal aircraft for himself and other employees on Company business.

  The Operating Partnership leases its corporate headquarters from an entity controlled by Mr. Zell on terms equivalent to a third party transaction. Amounts incurred for such office space and related office facility services in 2005 were $2,121,692.

  No executive officers are indebted to the Company as a result of Company loans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our trustees, executive officers and beneficial owners of more than 10% of the Company’s outstanding common shares to file reports of ownership and changes in ownership with the SEC. We believe that that no such person failed to file any such report or report any transaction on a timely basis during 2005, other than a late filing reflecting a purchase of approximately 541 common shares by Ms. Rosenberg.

CONTACTING THE BOARD OR LEAD TRUSTEE

     The Board welcomes your questions and comments. If you would like to communicate with our Board or our Lead Trustee, or if you have a concern related to the Company’s business ethics or conduct, financial statements, accounting practices or internal controls, you may submit your correspondence to Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: General Counsel and Secretary. All communications will be forwarded to our Lead Trustee.

SHAREHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

     To be considered for inclusion in next year’s proxy statement, shareholder proposals must be received at our principal executive offices no earlier than the close of business on November 20, 2006 and no later than the close of business on December 18, 2006. Proposals should be mailed to Equity Residential at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: General Counsel and Secretary.

2005 ANNUAL REPORT

     Shareholders are concurrently being furnished with a copy of Equity Residential’s 2005 Annual Report and its audited financial statements at December 31, 2005. Additional copies of our Annual Report, financial statements and Form 10-K for the year ended December 31, 2005, as filed with the SEC, may be obtained without charge by contacting Equity Residential - Investor Relations, at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606.

OTHER MATTERS

     The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. If any other matters are properly presented at the meeting for action, it is intended that the persons named in the proxies will vote upon such matters in accordance with their discretion.

By Order of the Board of Trustees

Bruce C. Strohm
Executive Vice President,
General Counsel and Secretary

Chicago, Illinois
April 17, 2006

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE
OF EQUITY RESIDENTIAL

Purpose

     The purpose of the Audit Committee (the “Committee”) of the Board of Trustees of Equity Residential (the “Company”), through regular or special meetings with management, the internal auditors and the Company’s independent auditors, shall be to assist Board oversight of: (1) the integrity of the financial statements of the Company, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications and independence and (4) the performance of the Company’s internal audit function and independent auditors. In doing so, the Committee will contribute to maintaining open communication among the trustees, the independent auditors, the internal auditors, and the senior financial management of the Company.

     The Committee shall also review and approve the Audit Committee Report to shareholders, which is prepared by management, as required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

Membership

     The Committee shall be comprised of at least three trustees who shall be appointed by the Board on recommendation of the Corporate Governance Committee. The members of the Committee shall meet the independence, experience and financial expertise requirements of the New York Stock Exchange, the Securities Exchange Act of 1934 (the “Exchange Act”), as amended by the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission. Trustee’s fees (including additional amounts paid to chairs, members of committees of the Board and to the lead trustee) are the only compensation a member of the Committee may receive from the Company.

     No trustee may serve as a member of the Committee if he or she serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such individual to effectively serve on the Committee. Any such determination must be disclosed in the Company’s annual proxy statement.

Meetings

     The Committee shall meet as often as it determines is necessary or appropriate, but not less frequently than quarterly. In the event of a tie vote on any issue, the Chair’s vote shall decide the issue. The Committee shall meet periodically with management, the internal auditors and the independent auditors in separate executive sessions. The Committee may require any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. Trustees who are not members of the Committee are welcome to attend and participate in the Committee's deliberations unless otherwise specified by the Chair.

Authority and Responsibilities

     The Committee shall have the sole authority to appoint or replace the independent auditors. The Committee shall be directly responsible for the compensation, retention, evaluation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The independent auditors shall report directly to the Committee.

     The Committee shall pre-approve all services (audit services and permitted non-audit services), including the fees and terms thereof, to be performed for the Company by its independent auditors, or adopt pre-approval policies and procedures as to particular services to be performed, subject in each such case to the de minimus exceptions for non-audit services described in the Exchange Act which are approved by the Committee prior to the completion of the audit. The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that the decision of such subcommittee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

     The Committee shall have authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors to advise the Committee as it deems necessary to carry out its duties. The Company shall provide for appropriate funding, as determined by the Committee, for payment of professional services of any advisors employed by the Committee and for payment of compensation to the independent auditors for the purpose of rendering or issuing an audit report or performing other audit, review or attest services for the Company, and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

     The Committee shall make regular reports to the Board. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee shall annually review the Committee’s own performance.

     In carrying out its responsibilities, the Committee believes that its agendas, reviews and procedures should be flexible in order to adapt to changing conditions and to ensure that the Company’s corporate accounting and reporting practices are in accordance with requirements and of high quality. In performing its functions, the Committee shall undertake those tasks and responsibilities that, in its judgment, would most effectively contribute to and implement the purposes of the Committee. The following functions are some of the common recurring activities of the Committee in carrying out its oversight responsibility.

I. Financial Statement and Disclosure Matters

a.	Review and discuss with management and the independent auditors the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

b.	Review and discuss with management and the independent auditors the quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditors’ review of the quarterly financial statements.

c.	Discuss with management the type and presentation of information to be included in the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information. Such discussions may be general (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

d.	Discuss with management and the independent auditors significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

e.	Review disclosures, if any, made to the Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about significant deficiencies in the design and operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

f.	Review and discuss quarterly reports from the independent auditors on:

(i) All critical accounting policies and practices to be used.

(ii) Alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors.

(iii) Other written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

g.	Review and discuss with the independent auditors the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees) relating to the quality of the accounting principles adopted by the Company and the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

h.	Review with the independent auditors any problems or difficulties the independent auditors may have encountered and any management letter provided by the independent auditors and the Company’s response to that letter. Such review should include:

(i) any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information;

(ii) any changes required in the planned scope of the internal audit; and

(iii) the internal audit department’s responsibilities and staffing.

i.	Discuss with management and the independent auditors the effect of regulatory and accounting initiatives as well as any unconsolidated investments of the Company.

j.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

II. Oversight of the Company’s Relationship with the Independent Auditors

a.	Review and discuss with the independent auditors the scope of the proposed audit for the current year, the audit procedures to be utilized and, at the conclusion thereof, review such audit, including any comments or recommendations of the independent auditors (and any reports of the independent auditors with respect to interim periods), and the actual fees and expenses to be paid to the independent auditors for both audit and non-audit services.

b.	Ensure that the independent auditors submit to the Committee on a periodic basis written statements regarding their independence and delineating all relationships between the independent auditors and the Company, including the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and actively engage in a dialogue with the independent auditors with respect to such statements and any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and, if so determined by the Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the independent auditors.

c.	Obtain and review a report from the independent auditors at least annually regarding (a) the independent auditors’ internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) steps taken to deal with any such issues, and (d) all relationships between the independent auditors and the Company. Evaluate the qualifications, performance and independence of the independent auditors, including considering whether the auditors’ quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditors’ independence and taking into account the opinions of management and internal auditors. The Committee shall present its conclusions with respect to the independent auditors to the Board.

d.	Review and evaluate the lead partner of the independent auditor team.

e.	Ensure the rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit at least as frequently as required by law.

f.	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditors who participated in any capacity in the audit of the Company.

g.	Confirm that the independent auditors do not provide personal financial services or tax advice to the Company’s Executive Officers.

III. Oversight of the Company’s Internal Audit Function

a.	Review the appointment and replacement of the senior internal auditing executive.

b.	Ensure that the senior internal auditing executive has a direct reporting line to and free access for communications with the Chair of the Audit Committee.

c.	Review and discuss with management, the independent auditors and the head of the internal audit department the adequacy of the Company’s internal audit function (including the internal audit department’s responsibilities, independence, budget and staffing), the proposed audit plans, and coordination of internal audit's work with that of the independent auditors. The internal audit department’s responsibilities shall include providing management and the Audit Committee with ongoing assessments of the Company’s risk management processes and system of internal control.

d.	Review from time to time the results of internal audits and special issues brought to the Committee's attention by the internal auditors and management’s responses.

e.	Discuss annually with the senior management of the Company the performance and compensation of the senior internal auditing executive.

IV. Compliance Oversight Responsibilities

a.	Review the Company’s policies relating to the avoidance of conflicts of interest and review related party transactions as well as policies and procedures with respect to Executive Officers' expense accounts and perquisites, including the use of corporate assets. The Committee shall consider the results of any review of these policies and procedures by the Company’s independent auditors.

b.	Ensure that responsibility for dissemination and monitoring of adherence to the Company’s Code of Ethics is assigned.

c.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

d.	Meet periodically (at least as often as required by law) with the Chief Financial Officer, the senior internal auditing executive and the independent auditors in separate executive sessions in furtherance of the Committee’s purposes. Also provide the opportunity from time to time for the internal and independent auditors to meet with the members of the Committee without members of management present. In these meetings and any other such meetings, the Committee shall invite comment about the Company's financial, accounting and auditing personnel, the cooperation the independent auditors receive during the course of the audit and any other matters about which such person(s) believe should be brought to the Committee’s attention.

e.	Invite and hear from time to time a report from the General Counsel on legal issues and actions involving the Company and any material reports or inquiries received from regulators or governmental agencies that may have a material impact on the financial statements or the Company’s compliance policies and practices.

f.	Investigate any matter within the scope of the Committee's duties which is brought to its attention if, in the Committee's judgment, such matter warrants investigation.

g.	Ensure that minutes of the Committee are kept and retained as records of the Company.

EQUITY RESIDENTIAL
TWO NORTH RIVERSIDE PLAZA
CHICAGO, ILLINOIS 60606

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Equity Residential in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote the shares using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Equity Residential, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	EQRES1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EQUITY RESIDENTIAL

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS.

1.	Election of Trustees to the Board. Nominees for Trustees: (01) John W. Alexander (02) Charles L. Atwood (03) Stephen O. Evans (04) James D. Harper, Jr. (05) Boone A. Knox (06) David J. Neithercut	(07) Desiree G. Rogers (08) Sheli Z. Rosenberg (09) Gerald A. Spector (10) B. Joseph White (11) Samuel Zell		For All ☐	Withhold For All ☐	For All Except ☐	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

							For	Against	Abstain

2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent auditor for the year ending December 31, 2006.						☐	☐	☐

In their discretion, the Representatives are authorized to vote upon such other matters as may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the Proxy will be voted “FOR” each of the Proposals and otherwise in the discretion of the Representatives.

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title under signature.

For address changes, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐	Please indicate if you wish to discontinue receipt of extra Annual Report.			☐	☐
		Yes	No				Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

EQUITY RESIDENTIAL
Two North Riverside Plaza
Chicago, Illinois 60606

Annual Meeting of Shareholders – May 25, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

     The undersigned shareholder(s) of Equity Residential, a Maryland real estate investment trust (the “Company”), hereby appoint(s) DAVID J. NEITHERCUT and BRUCE C. STROHM, or either of them (the “Representatives”), with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Shareholders of the Company, to vote all common shares of the Company which the undersigned is entitled to vote at the Annual Meeting and otherwise represent the undersigned with all powers possessed by the undersigned if personally present at the Annual Meeting, to be held at 1:00 p.m., local time, on May 25, 2006, at One North Franklin St., Third Floor, Chicago, Illinois, and any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such common shares.

     You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side. If you do not mark any boxes, your proxy will be voted in accordance with the Board of Trustees’ recommendations, “FOR” each of the nominees for trustee and “FOR” the other proposal and in the discretion of the Representatives in any other matter that may properly come before the meeting or any adjournment or postponement thereof. The Representatives cannot vote these shares unless you sign and return this card.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)